Exhibit 8.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Place and date of incorporation/ registration and business	Percentage of equity attributable to the Company
		Direct	Indirect
China Eastern Airlines Jiangsu Co., Ltd.	PRC April 7, 1993	62.56%	—

China Eastern Airlines Wuhan Co., Ltd.	PRC August 16, 2002	60%	—

Shanghai Eastern Flight Training Co., Ltd.	PRC December 18, 1995	100%	—

Shanghai Airlines Co., Ltd.	PRC March 16, 2010	100%	—

China Eastern Airlines Technology Co., Ltd.	PRC November 19, 2014	100%	—

One Two Three Airlines Co., Ltd. (previously known as China Eastern Business Jet Co., Ltd.)	PRC September 27, 2008	100%	—

China Eastern Airlines Yunnan Co., Ltd.	PRC August 2, 2011	90.36%	—

Eastern Air Overseas (Hong Kong) Co., Ltd.	Hong Kong June 10, 2011	100%	—

China United Airlines Co., Ltd.	PRC September 21, 1984	100%	—

Eastern Airlines Hotel Co., Ltd.	PRC March 18, 1998	100%	—

China Eastern Airlines Application Development Center Co., Ltd.	PRC November 21, 2011	100%	—

China Eastern Airlines E-Commerce Co., Ltd.	PRC December 1, 2014	100%	—